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                                                            Exhibit 99(e)

                        Entergy New Orleans, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                      12 months
                                                             1995     1996   1997     1998     1999   June 2000
Fixed charges, as defined:
  Total Interest                                            $17,802 $16,304 $15,287  $14,792   $14,680 $14,852
  Interest applicable to rentals                                916     831     911    1,045     1,281     814
                                                            --------------------------------------------------
Total fixed charges, as defined                              18,718  17,135  16,198   15,837    15,961  15,666

Preferred dividends, as defined (a)                           1,964   1,549   1,723    1,566     1,566   1,908
                                                            --------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $20,682 $18,684 $17,921  $17,403   $17,527 $17,574
                                                            ==================================================
Earnings as defined:

  Net Income                                                $34,386 $26,776 $15,451  $16,137   $18,961 $17,835
  Add:
    Provision for income taxes:
     Total                                                   20,467  16,216  12,142   10,042    13,030  13,356
    Fixed charges as above                                   18,718  17,135  16,198   15,837    15,961  15,666
                                                            --------------------------------------------------

Total earnings, as defined                                  $73,571 $60,127 $43,791  $42,016   $47,952 $46,857
                                                            ==================================================

Ratio of earnings to fixed charges, as defined                 3.93    3.51    2.70     2.65      3.00    2.99
                                                            ==================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               3.56    3.22    2.44     2.41      2.74    2.67
                                                            ==================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the 1991 NOPSI Settlement.


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